[KELLWOOD LOGO]

                            N E W S    R E L E A S E

MEDIA CONTACT:  Donna Weaver, VP        FINANCIAL CONTACT:  Roger D. Joseph, VP
Corporate Communications,               Treasurer & IR, Kellwood Company,
Kellwood Company,                       314.576.3437, Fax 314.576.3325
212.575.7467, Fax 212.575.5339 or       or roger_joseph@kellwood.com.
donna_weaver@kellwood.com.              W. Lee Capps III, SR VP Finance & CFO,
                                        Kellwood Company, 314.576.3486,
                                        Fax 314.576.3439 or wlc@kellwood.com.


FOR IMMEDIATE RELEASE

                KELLWOOD (NYSE:KWD) REPORTS FIRST QUARTER RESULTS
                SALES UP 21 PERCENT - NET EARNINGS UP 45 PERCENT
                       REGULAR QUARTERLY DIVIDEND DECLARED

ST. LOUIS, MO., May 29, 2003 - Kellwood Company reported operating results today for the first quarter ended May 3, 2003, according to Hal J. Upbin, chairman, president and chief executive officer. Results for the first quarter exceeded expectations. Sales for the quarter increased $118 million, or 21 percent to $689 million, versus $571 million last year due to $20 million, or 4 percent organic sales growth, and $98 million from the acquisition of Gerber Childrenswear on June 25, 2002, and the acquisition of Briggs on February 4, 2003.

     Net earnings for the quarter were strong increasing $6.4 million, or 45 percent to $20.8 million, or $0.78 per diluted share, versus $14.4 million, or $0.62 per share before business and facilities realignment costs. Net earnings as reported in the first quarter of last year were $8.6 million, or $0.37 per share.

         Sales, excluding acquisitions, increased 4 percent, with organic growth coming from Women's Sportswear and Men's Sportswear. Sales of Women's Sportswear increased $55 million, or 15 percent to $416 million, versus $361 million last year. The acquisition of Briggs provided $49 million of sales with organic growth of 2 percent. Our core brands (Sag Harbor(R), Koret(R), My Michelle(R) and Dorby(TM)) were up 8 percent with Sag Harbor and My Michelle being exceptionally strong. This increase was partially offset by lower private label volume and some erosion in our better-to-bridge price point brands.

         Sales of Men's Sportswear increased $38 million, or 42 percent to $127 million versus $89 million last year. The acquisition of Gerber Hosiery provided $13 million of sales with broad based organic sales growth of $25 million, or 28 percent.

         Sales of Other Soft Goods increased by $27 million, or 22 percent to $147 million, versus $120 million last year. The acquisition of Gerber Apparel provided $36 million of growth, which was partially offset by an 8 percent drop in sales of intimate apparel and recreation products.


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         First quarter net earnings exceeded last year by $6.4 million, or 45 percent. This sharp increase resulted from the growth in sales and a 1.2 percentage point improvement in gross profit as a percent of sales. The first quarter gain is the fourth consecutive quarter in which Kellwood has been able to post a year-to-year improvement in its gross profit percent. This is especially noteworthy given the current economic conditions, and continued sales price deflation at both retail and wholesale. The Company has been able to improve its gross margin due to more competitive sourcing resulting from shifting contract production from the Western to Eastern Hemisphere, running more contractor production through Kellwood's newly established trading company in Hong Kong, having less surplus and obsolete inventory to markdown, and the elimination of several non-competitive and underutilized manufacturing facilities in North America, Mexico and the Caribbean Basin.

         Some of the year-to-year improvement in gross profit was offset by a $17.5 million increase in selling, general and administrative expense. The acquisitions of Gerber Childrenswear and Briggs accounted for $9.3 million of the increase. The remaining increase in spending was largely due to start-up spending for several new marketing initiatives, which will provide growth later in the year and in fiscal year 2004, and costs attendant with other consolidation efforts. Kellwood ended the quarter posting excellent results on both the income statement and balance sheet.

         Total debt at the end of April was $307 million, down $23 million from April of last year and represented 34 percent of total capital, versus 42 percent last year. This is especially noteworthy given the Company's acquisition of Gerber Childrenswear and Briggs during the past twelve months. The improvement in Kellwood's capitalization resulted from an increase in free cash flow, improved working capital management, and $80 million of new equity issued in conjunction with the Gerber and Briggs acquisitions.

         The economic and retail environments have been very tenuous since the beginning of the year and Kellwood has managed its inventory, accordingly. Inventory at the end of April, excluding acquisitions was down $30 million, or 11 percent from last year, and represented 69 days of supply versus 72 days last year. Rigorous inventory management is especially important in this difficult environment.

         Kellwood enjoyed excellent sell-in for the important Spring selling season which began last January. Organic sales were up 6 percent in the fourth quarter of last year which was largely Spring 2003 merchandise. Shipments to the retailers in the first quarter of this year were also strong with organic growth of 4 percent.


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         Unfortunately, store traffic has been anemic since the beginning of the year. Unseasonably cold and wet Spring weather, a late Easter, war and terrorism concerns, and unemployment worries kept consumers at home. The seriousness of these issues can best be seen in the disappointing same store sales results for the leading retailers across every channel of distribution. Even the strongest and best positioned retailers, who until this year defied the malaise that has plagued every other retailer in America, finally have succumbed to the languishing economy and reluctant consumer.

         As a result of these issues, the stores are now having to face a temporary glut of inventory for the first time in several quarters. This has resulted in somewhat more intense markdown pressure than the Company expected, but even more importantly, a reluctance to commit for Fall merchandise.

         "At this time, we typically would have the important third quarter Fall shipping season approximately 90 percent booked. Because of the uncertainty of the environment and the consumer's willingness to return to the shopping malls, the retailers have only committed for approximately 75 percent of their Fall open-to-buy. We are not concerned that it may take another 30 days before we finalize our Fall business, as there is sufficient global capacity available, and the textile mills and our contractors are hungry for business," said Upbin.

         Since the Company finalized its plan for fiscal year 2003 and provided sales and earnings guidance for Wall Street, Kellwood has entered into four new and very exciting licensing arrangements that will provide the foundation for growth in sales and earnings in fiscal year 2004. The four new marketing initiatives include XOXO(R) junior sportswear, Liz Claiborne(R) dresses and suits, Dockers(R) tops for women, and Run Athletics(TM) men's activewear. These and other smaller initiatives require start-up costs this year beginning in the second quarter and will not produce a sufficient amount of revenue to yield a profit until next year. In the second quarter the Company will incur $3.0 million of costs, or $0.07 per share and no revenue.

         The outlook for the second quarter calls for sales growth of 12-14 percent, or approximately $525 million, versus $463 million reported last year. The majority of the year-to-year growth will come from the acquisition of Briggs and Gerber Childrenswear along with organic sales growth of 1-2 percent. The Company expects net earnings to increase over 30 percent, or $0.9 to $1.8 million to approximately $5.3-$6.2 million, or $0.20-$0.23 per diluted share, versus $4.4 million, or $0.18 per share before facilities realignment costs. Net earnings as reported in the second quarter of last year were $3.9 million, or $0.16 per share.

         Because of the weak economic and retail environment and the start-up costs relating to the four new marketing initiatives, the Company expects sales for the year to be in the range of $2.55 billion to $2.60 billion.

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         At the beginning of the year, the Company expected net earnings and earnings per share to be in the range of $72.0 to $74.0 million, or $2.70-$2.80 per share. For the reasons previously discussed, Kellwood now feels more comfortable at the lower end of the range, versus $51.7 million, or $2.08 per share before business and facilities realignment costs reported last year. Net earnings as reported for the prior fiscal year were $42.0 million, or $1.69 per share.

         The Company held its forty-first Annual Shareowners' meeting today at its headquarters in St. Louis. Approximately 89 percent of the outstanding shares were represented either in person or by proxy. Directors standing for election this year were Kitty G. Dickerson, Jerry M. Hunter, Larry R. Katzen, and Janice E. Page. All were elected.

         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable June 20, 2003 to shareholders of record June 9, 2003.

         The Company will conduct a conference call on May 30 at 10:00 a.m. EDT. Individuals interested in participating should dial 212-346-6439.

         Celebrating over 40 years of value, fashion and diversity, Kellwood is a $2.2 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Gerber(R) Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs(TM), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), EMME(R), and Bill Burns(R) are produced under licensing agreements. For more information about the Company, visit Kellwood's website at www.kellwood.com.


         Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filings with the SEC.

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

KELLWOOD COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
(Amounts in thousands except per share data)


                                                                    Three Months Ended
                                                           ------------------------------------
                                                               5/3/2003            5/4/2002
                                                           ----------------     ---------------
Net sales by segment:
    Women's sportswear                                     $        415,824     $       361,161
    Men's sportswear                                                126,708              89,102
    Other soft goods                                                146,690             120,417
                                                           ----------------     ---------------

    Total net sales                                                 689,222             570,680
                                                           ----------------     ---------------

Costs and expenses:
    Cost of products sold                                           550,186             463,794
    Selling, general and administrative                              97,006              79,495
    Provision for realignment                                             -               7,244
    Amortization of intangible assets                                 2,845                 725
    Interest expense                                                  6,452               6,839
    Interest income and other, net                                      405                (564)
                                                           ----------------     ---------------

Earnings before income taxes                                         32,328              13,147

Income taxes                                                         11,500               4,600
                                                           ----------------     ---------------

Net earnings                                               $         20,828     $         8,547
                                                           ================     ===============


Weighted average shares outstanding:
    Basic                                                            26,174               22,953
                                                           ----------------     ---------------
    Diluted                                                          26,554              23,211
                                                           ----------------     ---------------


Basic earnings per share:                                  $          0.80      $          0.37
                                                           ===============      ===============

Diluted earnings per share:                                $          0.78      $          0.37
                                                           ===============      ===============

Depreciation expense, included in
    Cost of products sold and SG&A                         $         6,606      $         5,939
Capital Expenditures                                       $         4,705      $         2,959

Excluding Realignment:
    Earnings before income taxes                                                         22,095
    Net earnings                                                                         14,361
    Diluted earnings per share                                                  $          0.62
                                                                                ===============

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

KELLWOOD COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Amounts in thousands)


                                                                           As of
                                                           ------------------------------------
                                                               5/3/2003            5/4/2002
                                                           ----------------     ---------------
ASSETS
------
Current assets:
    Cash and time deposits                                 $         95,278     $       152,076
    Receivables, net                                                390,158             331,217
    Inventories                                                     287,149             269,703
    Prepaid taxes and expenses                                       42,117              32,261
                                                           ----------------     ---------------

         Total current assets                                       814,702             785,257

Property, plant and equipment, net                                  104,430             104,526
Intangible assets, net                                              130,356              35,468
Goodwill                                                            150,196              78,159
Other assets                                                         38,764              48,055
                                                           ----------------     ---------------
Total assets                                               $      1,238,448     $     1,051,465
                                                           ================     ===============


LIABILITIES AND SHAREOWNERS' EQUITY
-----------------------------------
Current liabilities:
    Current portion of long-term debt                      $         26,986     $        18,186
    Notes payable                                                     2,044               8,413
    Accounts payable                                                162,272             133,985
    Accrued expenses                                                114,152              84,781
                                                           ----------------     ---------------

         Total current liabilities                                  305,454             245,365

Long-term debt                                                      278,222             303,874
Deferred income taxes and other                                      61,744              38,607
Shareowners' equity                                                 593,028             463,619
                                                           ----------------     ---------------
Total liabilities & shareowners' equity                    $      1,238,448     $     1,051,465
                                                           ================     ===============
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

Kellwood Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)


                                                                       Three Months Ended
                                                              ----------------------------------
                                                                    5/3/2003            5/4/2002
                                                               -------------      --------------

OPERATING ACTIVITIES
--------------------
Net earnings                                                  $       20,828      $        8,547

Add (deduct) items not affecting operating cash flows:
    Depreciation and amortization                                      9,451               6,664
    Non-cash portion of restructuring charge                            (756)              8,060
    Deferred income taxes and other                                    4,356               1,339

Changes in working capital components:
    Receivables, net                                                 (40,614)            (12,286)
    Inventories                                                       86,954              93,783
    Prepaid taxes and expenses                                          (615)               (656)
    Accounts payable and accrued expenses                            (62,187)             (4,442)
                                                               -------------      --------------
Net cash provided by operating activities                             17,417             101,009
                                                               -------------      --------------

INVESTING ACTIVITIES
    Additions to property, plant and equipment                        (4,705)             (2,959)
    Acquisitions                                                    (132,517)                  -
    Dispositions of fixed assets                                       1,659                 341
    Other investment activity                                              -             (10,000)
                                                               -------------      --------------
Net cash (used for) investing activities                            (135,593)            (12,618)
                                                               -------------      --------------

FINANCING ACTIVITIES
    Proceeds from notes payable                                        1,408                 801
    Reduction of long-term debt                                         (303)             (4,620)
    Dividends paid                                                    (4,197)             (3,671)
    Stock transactions under incentive plans                           4,684               1,936
                                                               -------------      --------------
Net cash provided by (used for) financing activities                   1,592              (5,554)
                                                               -------------      --------------

Net increase (decrease) in cash and time deposits                   (116,584)             82,837
Cash and time deposits, beginning of period                          211,862              69,239
                                                               -------------      --------------

Cash and time deposits, end of period                          $      95,278      $      152,076
                                                               =============      ==============

Supplemental cash flow Information:
    Interest paid                                                      7,593               7,980
    Income taxes paid                                                 10,925                 793

Significant non-cash investing and financing activities:
    Issuance of stock for the acquisition of Briggs            $      11,891
                                                               =============

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